Exhibit 10.16

[DATE]
[NAME]
[E-MAIL]

Dear [NAME]:

Reference is made to the Cumulus Long-Term Incentive Plan (the “Plan”) and that certain Award Notice, dated [●] (the “Award Notice”), by and between you and Talen Energy Supply, LLC (the “Company”). Capitalized terms that are not defined in this letter agreement have the meanings given to them in the Plan.
As you may know, on March 1, 2024, Cumulus Data LLC and Cumulus Real Estate Holdings (collectively, the “Cumulus Entities”) entered into a purchase agreement (the “Cumulus Purchase Agreement”), pursuant to which the Cumulus Entities sold certain property to Amazon Data Services, Inc. (“Amazon Data”). Contemporaneously therewith, Susquehanna Nuclear LLC entered into the Amazon Power Purchase Agreement and the Amazon Environmental Attribute Purchase Agreement with Amazon Energy LLC (together with the Cumulus Purchase Agreement, the “Purchase Agreements” and the transactions contemplated by the Purchase Agreements, collectively, the “Transactions”).
The Transactions constitute a Sale Transaction under terms of the Plan. As a result, the Committee, in accordance with Section 4.3 of the Plan, has determined that you are eligible to receive the following amounts (each, a “Payment”) in connection with certain milestones under the terms of the Purchase Agreements, each of which shall be a Payment Milestone under the Plan:
1.First Milestone Payment: $[●] upon the receipt by the Cumulus Entities of the initial payment of the purchase price under the Cumulus Purchase Agreement at Closing (as defined in the Cumulus Purchase Agreement), which occurred on March 1, 2024.
2.Second Milestone Payment: $[●] upon receipt by the Cumulus Entities of the distribution from the Rezoning Requirement Escrow Account (the “Escrow Account”) associated with the zoning approvals that meet the 540 MW Requirement, as defined in Schedule 1 of the Cumulus Purchase Agreement.
3.Third Milestone Payment: $[●] upon receipt by the Cumulus Entities of the distribution from the Escrow Account associated with the zoning approvals that meet the 960 MW Requirement, as defined in Schedule 1 of the Cumulus Purchase Agreement.

4.Fourth Milestone Payment: $[●] upon the earlier of i) Start of Operations, defined as the date that the end user, Amazon Web Services, commences power consumption following fulfillment by Cumulus of a binding customer contract or ii) the date on which the first tranche of minimum commitments are triggered under the Power Purchase Agreement between AWS and Susquehanna Steam Electric Station.
Each of the Payments remain subject to the terms and conditions (including, without limitation, the termination and forfeiture provisions) of the Plan, and are subject to adjustment by the

Committee in accordance with the terms of the Plan, the Award Notice and the Purchase Agreements. Each Payment, to the extent earned, will be paid in a lump sum (less applicable withholding taxes) via payroll within 30 days following the occurrence of the applicable Payment Milestone. You acknowledge and agree that the Payments set forth above constitute your entire right and interest to any payments under the Plan and that, upon receipt of the Payments, you will have no further right to additional amounts or future payments under the Plan.

The Plan, the Award Notice, and this letter agreement contain the entire understanding between you, the Company, and its Affiliates with respect to the subject matter hereof, and supersede any and all prior agreements between you, the Company, and any other Company Entity with respect thereto.

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Please confirm your agreement to the foregoing by executing this letter agreement as indicated below.

Talen Energy Supply, LLC

By:
Name: [NAME]
Title: [●]

Acknowledged and agreed:

I hereby acknowledge that I have received and reviewed a copy of the Plan and this letter agreement, which remains subject in all respects to the terms and conditions of the Award Notice and the Plan. I understand and agree to the terms and conditions of this letter agreement.

[NAME]

[Signature Page to Award Letter]